EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

January 16, 2026 @ 04:15 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Announcement of Mesabi Trust Distribution

The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of twenty-six cents ($0.26) per Unit of Beneficial Interest payable on February 20, 2026 to Mesabi Trust Unitholders of record at the close of business on January 30, 2026. This compares to a five dollar ninety-five cents ($5.95) per Unit distribution declared for the same period last year.

The Trustees’ announcement today of a twenty-six cents ($0.26) per Unit distribution, as compared to the five dollar ninety-five cents ($5.95) per Unit distribution announced by the Trust at the same time last year, primarily reflects the Trustees’ decision a year ago to include in that distribution the Trust’s non-recurring revenue from net proceeds of the American Arbitration Association tribunal’s final award in favor of the Trust dated September 6, 2024 in the amount of $71,185,029, which Northshore Mining Company (“Northshore”) and Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore, paid to the Trust on October 4, 2024. That payment satisfied the AAA panel’s unanimous award of damages (including pre-award interest) for underpayment of royalties due to the Trust in 2020, 2021 and the first four months of 2022.  In addition, the Trustees’ current distribution determination announced today reflects the Trust’s receipt of total royalty payments of $4,005,142 on October 30, 2025 from Cliffs, which was lower than the total royalty payments of $7,355,929 received by the Trust from Cliffs in October 2024, all of which was previously reported.

The Trustees’ distribution decision announced today further reflects their determination to maintain an appropriate level of reserves in order to make adequate provision to meet current and future expenses, as well as present and future liabilities (whether fixed or contingent) that may arise in the future.

The Trustees have received no specific updates on Cliffs’ plans for the current year concerning Northshore iron ore operations or Northshore’s production, sale or shipment of iron ore products. The Trustees’ distribution announcement today also takes into account several other factors, including uncertainties resulting from Cliffs’ prior announcements regarding its vertical supply chain planning, the current volatility in the iron ore and steel industries generally, national and global economic uncertainties, potential changes in trade laws, the volume of unfairly traded imports, the imposition of new or termination of international duties or tariffs and ongoing disturbances from global unrest.

Quarterly royalty payments from Cliffs and Northshore for iron ore production and shipments during the third calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due January 30, 2026, together with the quarterly royalty report. After receiving the quarterly royalty report and payment, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to Northshore operations and Cliffs during 2026 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, sales and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations and recent historical levels due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, imposition or termination of duties or tariffs and retaliatory tariffs, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market and other factors. Further, historically some of the royalties earned by Mesabi Trust have been based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and may be dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust was not a party and that were not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (filed April 24, 2025) and its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2025 (filed December 12, 2025). Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520